Exhibit 10.5


                                 XOX CORPORATION
                               NON-COMPETITION AND
                              EMPLOYMENT AGREEMENT


         This Non-Competition and Employment Agreement ("Agreement") is made effective the 22nd day of August, 2000, by and between XOX Corporation ("Employer" or "Company") and John Sutton ("Employee"). (The term "Employer" includes any present or future related or affiliated companies.)

         WHEREAS, Employer desires to employ Employee as its Chief Executive Officer and Employee desires to be employed by Employer in such capacity.

         WHEREAS, Employee and Employer recognize the importance to Employer of protecting Employer's rights with customers' respect to its business information and inventions, as well as its business relationships, goodwill and potential competitors.

         WHEREAS, Employer has advised Employee that it requires Employee to execute this Agreement prior to Employee's commencement of employment as a condition thereof, and Employee acknowledges receiving a photocopy of this Agreement prior to Employee's employment with the Company.

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.       EMPLOYMENT

         (a) Duties. Employer agrees to employ Employee as its Chief Executive Officer. In this capacity, he shall perform such executive and managerial duties consistent with such position as the Company's Board of Directors shall from time to time direct. The duties shall include, but not be limited to, the following: responsibility for the overall day-to-day operations of the Company, including sales and marketing functions; restructuring, remarketing and repositioning the geoscience business of the Company in the marketplace; directing the Company's efforts to identify synergistic acquisition(s) and/or merger(s) to advance the Company's business interests; and, further, to engage in the normal and customary strategic operating duties that are consistent with duties performed by a Chief Executive Officer. Employee shall devote at least five (5) hours per day to the business of the Company and the performance of his duties shall occur at such location as the Company's Board of Directors reasonably requests. In connection with his duties as Chief Executive Officer, Employee will be expected to travel extensively and, in connection with such travel, he shall be available to the Company for more than five (5) hours per day. Employee accepts such employment and agrees, so long as he continues to be employed by

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         Employer, to devote his full time efforts and skills to the conduct of
         Employer's business operations, performing such duties as are ordinarily performed by an employee in his position. Employee agrees to serve Employer diligently and faithfully to advance its best interests. Notwithstanding the foregoing, Employee is an employee at will, and Employer and Employee each has the right to terminate Employee's employment at any time, with or without Cause (as defined herein), under this Agreement.

         (b) Prohibition and Allowance of Other Activities. Employee will not, without the express written permission of Employer, engage in any substantial private business activities (whether or not entered into for profit) outside, or separate from his employment with Employer which would materially affect Employee's ability to perform his obligations hereunder. Nothing in this Agreement prohibits Employee from investing financial resources in a business enterprise or continuing his involvement with Value Technologies Group, LLC d/b/a The Value Group and Made In The Shades Optical, Inc., so long as such investment or involvement does not violate Section 5 of this Agreement. Further, (i) Employee shall not be in breach of the minimum five (5) hour per day requirement if Employee, in his reasonable discretion, deems it necessary to spend additional time on matters relating to Made In The Shades Optical, Inc. and (ii) Employee may perform work for Value Technologies Group, LLC while on the premises of Employer, so long as such time and work described under (i) or (ii) does not interfere with Employee's performance of his obligations and duties hereunder.

2.       COMPENSATION

         (a) Salary. Upon execution of this Agreement, Employee shall receive a monthly base salary (the "Base Salary"), paid according to the Company's customary and usual payroll practices and subject to state and federal taxes, social security and other applicable withholdings, equal to Seven Thousand Five Hundred dollars ($7,500). Salary increases and any other benefits, if any, are to be paid as determined by Employer's Board of Directors, in its sole discretion.

         (b) Bonus. Employee may be eligible to receive a bonus for performing as Chief Executive Officer. Whether a bonus will be paid and the amount of that bonus shall be within the sole discretion of the Company's Board of Directors.

         (c) Expenses. Upon receipt of documentation or receipts evidencing expenditures by Employee, Employer will reimburse Employee for any approved direct out-of-pocket expenses actually incurred in connection with his relationship with Employer hereunder including, without limitation, travel and hotel expenses.

         (d) Vacations. In addition to any other compensation provided under this Agreement, the Employee shall be entitled to vacation in accordance with the Company's policies as in effect from time to time. At a minimum, the Employee is entitled to two (2) weeks of paid vacation after one (1) year of employment.

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         (e) Deductions and Withholding. All compensation and other benefits payable to or on behalf of the Employee pursuant to this Agreement shall be subject to such deductions and withholding as may be agreed to by the Employee or required by applicable law.

         (f) Stock Options. Employee is hereby granted a 10-year non-qualified stock option pursuant to the Company's 1996 Stock Option Plan (the "Option") to purchase one hundred twenty-five thousand (125,000) shares of the Company's common stock pursuant to a stock option agreement (the "Stock Option Agreement"). The exercise price per share shall be One Dollar and Sixty-six Cents ($1.66), which price is not less than the fair market value of the Company's Common Stock as of the date of this Agreement. Subject to the terms of the Stock Option Agreement, so long as Employee remains employed by Employer, the shares of stock subject to the Option shall vest as follows:

                           (i) twelve thousand five hundred (12,500) shares will
                  vest upon completion of six (6) consecutive months of employment assuming that the Board of Directors of the Company determines, in its sole discretion, that Employee has devoted his best efforts to the performance of his duties;

                           (ii) an additional twenty-five thousand (25,000)
                  shares shall vest upon the Company achieving sales revenue from normal operations (the "Revenue") equal to or in excess of Three Million Dollars ($3,000,000) during any four (4) consecutive calendar quarters. The Revenue shall be determined in accordance with generally accepted accounting principles and shall only include amounts generated from ordinary course sales of products and/or services by the Company. Proceeds from short-term investment of reasonable working capital and other proceeds of investments, proceeds from the sale, lease, or other disposition of assets, including mergers and acquisitions, not in the ordinary course of business, proceeds from the sale or issuance of securities, and other non-operating income shall all be specifically excluded from the calculation of Revenue. The decision of the Company's independent accountants as to what constitutes Revenue shall be conclusive absent bad faith;

                           (iii) an additional fifty thousand (50,000) shares
                  shall vest upon the Company achieving Revenue equal to or in excess of Four Million Dollars ($4,000,000) during any four
                  (4) consecutive quarter period;

                           (iv) an additional twenty-five thousand (25,000)
                  shares shall vest upon the Company achieving Revenue equal to or in excess of Five Million Dollars ($5,000,000) during any four (4) consecutive calendar quarters; and

                           (v) an additional twelve thousand five hundred
                  (12,500) shares shall vest upon the Company achieving Revenue equal to or in excess of Six Million Dollars ($6,000,000) during any four (4) consecutive calendar quarters.

         For example, in the event that options referenced in Section 2(f)(i) above have vested and

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the Company's Revenue for the third quarter of 2000 equaled $500,000, for the fourth quarter of 2000 equaled $750,000, for the first quarter of 2001 equaled $1,000,000, for the second quarter of 2001 equaled $800,000, for the third quarter of 2001 equaled $1,500,000, and for the fourth quarter of 2001 equaled $2,800,000, a total of 37,500 shares would vest and be exercisable at the end of the second quarter of 2001 (12,500 + 25,000), a total of 112,500 shares would vest and be exercisable at the end of the third quarter of 2001 (12,500 + 25,000 + 50,000 + 25,000), and all 125,000 shares would vest and be exercisable at the end of the fourth quarter of 2001 (12,500 + 25,000 + 50,000 + 25,000 + 12,500)
(each example assumes the Board of Directors determined that Employee devoted his best efforts to the performance of his duties).

         In the event Employee ceases to be an employee with the Company at any time prior to September 30, 2003, the Option shall no longer continue to vest and any options not vested are null and void. In addition, as to any vested stock options, Employee must exercise those options within one hundred twenty
(120) days of the date Employee ceases being an employee. Notwithstanding the foregoing, in the event that Employee is terminated for Cause as defined in
Section 3(b)(1)(b)(i)-(vi), any previously vested options shall immediately terminate and be null, void, and unexercisable thereafter.

3.       TERM AND TERMINATION

         (a) Term. Employee's employment hereunder is terminable at will by Employer or Employee at any time. Accordingly, Employer or Employee may terminate Employee's employment at any time with or without Cause, as defined herein.

         (b) Termination. Notwithstanding the foregoing, the following provisions apply upon any termination (whether voluntary or involuntary) of Employee's employment prior to September 30, 2003.

                           (1) Termination by Employer for Cause. The Company
                  may terminate Employee for Cause immediately upon delivery of written notice of such termination for Cause. In the event that Employee's employment hereunder is terminated by Employer for Cause (as defined below):

                                    a. Employer shall pay to Employee only the
                           Base Salary previously approved by the Board of Directors and earned on or prior to the date of termination. Options shall be exercisable only as provided elsewhere in this Agreement.

                                    b. For purposes of this Agreement, "Cause"
                           will mean Employee's (i) habitual use or abuse of illegal drugs and/or alcohol during working hours or materially affecting performance during working hours; (ii) commission of a misdemeanor involving fraud or moral turpitude or any felony; (iii) the commission of any act or omission involving dishonesty, disloyalty or fraud with respect to Employer; (iv) conduct that is reasonably determined to bring Employer or any of its affiliates into

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                           substantial public disgrace or disrepute; (v)
                           misappropriation of any of Employer's assets; (vi) failure of Employee to comply with the provisions of
                           Section 5 of this Agreement; (vii) substantial and repeated failure of Employee to perform its duties as reasonably directed by Employee's Board of Directors which is not immediately remedied after Employee's receipt of written notice of such violation from Employer; (viii) negligence or misconduct with respect to Employer which is not immediately remedied after Employee's receipt of written notice of such violation from Employer; or (ix) substantial and repeated failure to follow lawful written directions of the Company's Board of Directors or Executive Committee which is not immediately remedied after Employee's receipt of written notice from Employer. As used herein, "immediately remedied" shall mean the cure by Employee of the Cause described in the notice within one (1) business day after receipt of such written notice thereof.

                  (2) Termination By Employer Without Cause. The Company may terminate Employee at any time without Cause upon thirty (30) days prior written notice to Employee. In the event that Employee's employment hereunder is terminated by Employer without Cause:

                                    a. Employer shall, in consideration of the
                           release contained in Section 3(b)(4) below and any other separation agreement, if any, executed between the parties, continue to pay to Employee all of the Base Salary that Employee would have otherwise been entitled to hereunder had Employee still been employed by Employer for a period of six (6) months from the date of such termination without Cause (the "Severance Payment"). Payment of the Severance Payment shall be made in accordance with Employer's regular payroll practices and schedule, or as otherwise mutually determined by Employer and Employee. No Severance Payment shall be made if (i) Employer terminates Employee's employment for Cause,
                           (ii) Employee voluntarily terminates his employment with Employer or (iii) Employee's termination of employment is due to Employee's death or disability.

                  (3) Termination by Employee. Employee may terminate his employment at any time and for any reason by providing one hundred and eighty (180) days prior written notice to Employer.

                                    a. In the event Employee fails to provide
                           such required notice of termination, the Option described in Section 2(f) above shall immediately terminate, be null and void, and shall not be exercisable by Employee, regardless of whether it has vested.

                                    b. In the event that Employee gives prior
                           written notice so that his
                           employment would terminate with the Company (for any reason other than Employee's death or Disability) within one (1) year of the date of this Agreement, Employee shall pay to the Company, within thirty (30) days of such termination, the sum of Thirty Seven Thousand Five Hundred Dollars ($37,500) (the "Liquidated Damages"). In addition, notwithstanding anything in this Agreement, the Options shall become null and void, and shall not be exercisable after such termination. Employer shall be entitled to offset from any amounts owed to Employee as of the date of such termination by Employee the Liquidated Damages. Employee recognizes that the Company will expend significant amounts of time, effort and money to find a suitable replacement. The amount of time, effort and money that may be extended is not reasonably susceptible of accurate calculation. Accordingly, the Liquidated Damages is intended by the parties to compensate the Company for this time, effort and expense and shall be considered as liquidated damages.

                  (4) No Further Liability: Release. Payment made and performance by Employer in accordance with this Section shall operate to fully discharge and release each party and their respective directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives from any further obligation or liability with respect to Employee's employment and termination of employment. Employer shall have the right to condition the Severance Payment or other amounts pursuant hereto upon the delivery by Employee to Employer of a release in form and substance satisfactory to Employer of any and all claims each party has or may have against the other party and all and each of their past and present parent, subsidiary, and affiliated entities; and all and each of the past and present officers, directors, employees, stockholders, successors, assigns, agents, insurers, and representatives of the foregoing entities arising out of or related to Employee's employment by Employer and other relationships with Employer and termination of such employment and other relationships.

4.       CONFIDENTIAL INFORMATION ASSIGNMENT OF INVENTIONS

         (a) "Confidential Information" means information, not generally known, and proprietary to Employer or to a third party for whom Employer is performing work, including, without limitation, patent or trade secret information, about Employer's processes and products, information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, customer lists, merchandising, selling, leasing, servicing, finance and business systems and techniques. All information disclosed to Employee, or to which Employee obtains access, whether originated by Employee or by others, during the period of his employment, which he has reasonable basis to believe to be Confidential Information, or which is treated by Employer as being Confidential Information, shall be presumed to be Confidential Information.

         (b) "Inventions" means discoveries, improvements and ideas (whether or not shown or described in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable, (1) which relate directly to the business of Employer, or (2) which relate to Employer's actual or demonstrably anticipated research or development, or (3) which result from any work performed by Employee for Employer,
         (4) for which equipment, supplies, facility or trade secret information of Employer is used, or (5) which is developed on any Employer time.

         (c) With respect to Inventions made, authored or conceived by Employer, either solely or jointly with others during his employment, whether or not during normal working hours or whether or not at Employer's premises, Employee will:

                  (1) Keep accurate, complete and timely records of such Inventions, which records shall be Employer property and be retained on Employer's premises.

                  (2) Promptly and fully disclose and describe such Inventions in writing to Employer.

                  (3) Assign to Employer all of his rights to such Inventions, and to applications for letters patent and/or copyright in all countries and to letters patent and/or copyrights granted upon such Inventions in all countries.

                  (4) Acknowledge and deliver promptly to Employer (without charge to Employer but at the expense of Employer) such written instruments and to do such other acts as may be necessary in the opinion of Employer to preserve property rights against forfeiture, abandonment or loss and to obtain and maintain letters patent and/or copyrights and to vest the entire right and title thereto in Employer.

         (d) The above provision of this Agreement does not apply to an Invention for which no equipment, supplies, facility or trade secret information of Employer was used and which was developed entirely on Employee's own time, and (1) which does not relate (a) directly to the business of Employer or (b) to Employer's actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for Employer.

         (e) Except as required in Employee's duties to Employer, Employee will never, either during his employment by Employer or thereafter, use or disclose any Confidential Information as defined herein.

         (f) Upon termination of his employment with Employer, all records and any compositions, articles, devices, and other items which disclose or embody Confidential Information, including all copies or specimens thereof in Employee's possession, whether prepared or made by Employee or others, will be returned by Employer to Employee.

5.       COVENANT NOT TO COMPETE

         During the term of this Agreement and for a period which is the longer of three (3) years from the date of this Agreement or one (1) year from the termination of the Employee's employment with Employer:

         (a) Employee will inform any new employer, before accepting employment, of the existence of this Agreement and give such employer a copy of this Section 5, Covenant Not to Compete.

         (b) Employee will not, anywhere within the world, directly or indirectly, compete in any way with the business of Employer including, but not limited to, researching, developing, manufacturing, distributing, selling, or attempting to do any of the foregoing, to any customer, client or account or any prospective customer, client or account of Employer; provided, however, that the foregoing limitation shall only apply to activities which involve a Competing Product. As used herein, a Competing Product is a product similar to or in competition with any product, or planned product of which Employee is aware, of the Employer as of the date Employee's employment is terminated and includes (i) the development and/or sale of software for geometric computing and solid modeling, including but not limited to software modeling kernels for sale or license to other software developers; or (ii) any other business or product which accounts for, or is reasonably anticipated to account for, at least 5% of the Company's consolidated gross revenues.

         (c) Employee will not, anywhere within the world, directly or indirectly, cause or attempt to cause any customer, client or account or any prospective customer, client or account, to divert, terminate, limit or in any manner modify or fail to enter into any actual or potential business relationship with Employer.

         (d) Employee will not, directly or indirectly, divert, solicit, or employ, or attempt to divert, solicit, or employ any employees of Employer.

         (e) Employee will not, anywhere within the world, directly or indirectly, work for a competitor of Employer which is engaged in the manufacturing, development, and marketing of a Competing Product or Products (a "Competitive Entity"); provided, however, that a unit, division or entity of a related group of entities that includes a Competitive Entity shall not be deemed a competitor unless it manufactures, develops or markets a Competing Product.

         (f) The phrase "directly or indirectly" shall encompass: (A) all of the Employee's activities whether on his own account or as an employee, director, officer, agent, consultant, independent contractor, or partner of or in any person, firm or corporation (other than the Company and its subsidiaries), or (B) the Employee's ownership of more than 2% of the voting stock of the corporation, 5% or more of the gross income of which is derived from any business or businesses in which the Employee may not engage.

         (g) The phrase "Competing Product" shall mean: (A) the development and/or sale of software for geometric computing and solid modeling, including but not limited to software modeling kernels for sale or license to other software developers; or (B) any other business which accounts for, or is reasonably anticipated to account for, at least 5% of the Company's consolidated gross revenues.

6.       GENERAL PROVISIONS

         (a) INJUNCTIVE RELIEF. In recognition of the irreparable harm that violation of the covenants contained herein would cause Employer, Employee agrees that, in addition to any relief afforded by law, an injunction against such violation or violations may be issued against him and every other person concerned thereby. The parties understand that both damages and an injunction shall be proper modes of relief and are not to be considered alternative remedies.

         (b) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota.

         (c) NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

         (d) NOTICES. All notices, requests and other communications from any of the parties hereto to another shall be in writing and shall be personally served or sent by registered or certified mail, return receipt requested, and shall be deemed to have been given on the day when deposited in the United States mails addressed to the other party as follows, provided that either party may from time to time change the address to which notices to it are to be sent by giving written notice to the other in accordance herewith. Notices to Employer shall be given to Employer at its principal office which, as of the date of this Agreement, is 7640 West 78th Street, Bloomington, Minnesota 55439. Notices to Employee shall be addressed to Employee at Employee's residence address as the same appears on Employer's records.

         (e) ENTIRETY OF AGREEMENT. This Agreement constitutes the final expression of the parties' agreement, and it is a complete and exclusive statement of the terms of that agreement. There are no agreements or understandings between Employer and Employee with respect to the subject matter hereof except as expressly herein stated. This Agreement supersedes and replaces any prior employment agreement between the parties, whether oral or written, relating generally to the same subject matter. Except as expressly provided herein, so long as Employee is employed by Employer, Employee will continue to be subject to Employer's written policies and procedures as may be amended from time to time and of which Employee receives a copy.

         (f) AMENDMENTS. This Agreement may be modified or rescinded only by an instrument in writing signed by Employer and Employee. No amendment, alteration or modification of the express terms of this Agreement shall be binding unless set forth in an instrument in writing signed by Employer and Employee.

         (g) WAIVER. Waiver by either Employer or Employee of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement.

         (h) ASSIGNMENT. The rights and obligations of Employer hereunder may be transferred or assigned to any successor, representative or assign of Employer. No assignment of this Agreement shall be made by Employee, and any purported assignment shall be null and void. All obligations of Employer and Employee arising out of this Agreement shall be binding upon their heirs, spouses, legal representatives, successors and permitted assigns. Notwithstanding anything to the contrary herein, the assignment of this Agreement by Employer to a third party shall not expand or broaden the scope of the non-competition obligations under
         Section 5.

         (i) SEVERABILITY. All provisions of this Agreement shall be deemed severable. The enforceability, illegality or invalidity of any provision herein or portion thereof shall not affect the enforceability, legality or validity of any other, further or additional provision hereof, all of which shall remain valid, binding and enforceable in accordance with their terms. Should any provision, term or condition of this Agreement be held unenforceable, illegal or invalid as being too broad with respect to duration, scope or subject matter, such provision, term or condition shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law.

         (j) AT-WILL EMPLOYMENT. No provision of this Agreement shall be construed as giving Employee any right of continuing employment with Employer, it being understood that this Agreement and the employment relationship between Employer and Employee are terminable at will by Employer, with or without cause or reason.

         (k) SURVIVAL OF OBLIGATIONS. Employee's obligations under Paragraphs 4 and 5 shall survive the termination of this Agreement and Employee's employment with Employer.

         (l) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (m) CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not affect the meaning of any terms or provisions.

         (n) CONSIDERATION; REASONABLE AND NECESSARY PROVISIONS. The parties agree that the provisions of this Agreement are reasonable and necessary for the protection of Employer and constitute consideration for Employee agreeing to be bound by the terms and conditions of this Agreement.

EMPLOYER                                XOX CORPORATION


DATE: August 22, 2000                   By    /s/ Steven Liefschultz
                                           -------------------------------------
                                        Its   Chairman of the Board of Directors
                                            ------------------------------------


EMPLOYEE

DATE: August 22, 2000                         /s/ John Sutton
                                        ----------------------------------------
                                        John Sutton